Rule 424(b)(3) under Securities Act of 1933 File No. 333-149613

Prospectus Supplement Dated February 25, 2009 to Prospectus Dated December 23, 2008

This supplement updates certain information contained in your prospectus.  Please read it and keep it with your prospectus for future reference.

Effective February 25, 2009, the following changes are made effective:

1.           The “How much will the Contract cost?” subsection of the “Summary of the Contracts” section is hereby deleted and replaced with the following:

How much will the Contract cost?

Account Phase.  During the Account Phase, you will pay a fee for the Contract (the “Contract Fee” or “Fee”), which will be deducted from Your Account Value on a quarterly basis.  The Fee is calculated as an annual percentage (the “Contract Fee Percentage”) of your Guaranteed Lifetime Withdrawal Base (not Your Account Value), assessed quarterly.  The Fee compensates us for the risk we assume in providing you Guaranteed Lifetime Payments. We intend to invest the fees as we invest general account assets.  We take into account the amount of Guaranteed Lifetime Payments and anticipated cash-flow requirements when making investments.  Nationwide is not obligated to invest in accordance with any particular investment objective, but will generally adhere to our overall investing philosophy.

The Fee is calculated as follows:

(Contract Fee Percentage) x (# of days in the quarter/365) x Guaranteed Lifetime Withdrawal Base as of quarter end

The guaranteed maximum Contract Fee Percentage we can ever charge for your Contract is an annual rate of 2.00% of your Guaranteed Lifetime Withdrawal Base, assessed quarterly.  We currently charge a lower Contract Fee Percentage, which is between the annual rates of 0.90% and 1.30% of your Guaranteed Lifetime Withdrawal Base, assessed quarterly, depending on the Eligible Portfolio you elect.   Please see the “Eligible Portfolios Summary” on page 2 for more information on the Eligible Portfolios.  We reserve the right to increase the Contract Fee Percentage (up to a maximum annual rate of 2.00% of your Guaranteed Lifetime Withdrawal Base, assessed quarterly) and will provide written notice to you.  Please see “Can the Guaranteed Lifetime Withdrawal Base change?” for more information.  Note: The Contract Fee is in addition to any charges that are imposed in connection with advisory, custodial and other services or charges imposed by your Financial Advisor, Envestnet, or any mutual funds or other investments in Your Account.  Any fees you pay that are deducted from Your Account Value, including the Contract Fee, will negatively affect the growth of Your Account Value.

Annuity Phase. During the Annuity Phase, no Contract Fee is assessed.

Summary. Below is a summary of the maximum annual Contract Fee Percentages:

Summary of Maximum Contract Fee Percentages

	During the Account Phase:	During the Annuity Phase:
Maximum Contract Fee Percentage (as an annual percentage of your Guaranteed Lifetime Withdrawal Base, assessed quarterly)	2.00%1	0.00%

1 The current annual Contract Fee Percentages range between 0.90% to 1.30%, depending on the Eligible Portfolio you select.

2.           The “Eligible Portfolios Summary” subsection of the “Summary of the Contracts” section is hereby deleted and replaced with the following:

Eligible Portfolios Summary

The following tables reflect a summary of each Eligible Portfolio that is currently available for election as an option under the Contract.  The target allocation categories listed below reflect mutual fund asset categories only, and not specific mutual funds.  More explanation of each category follows the tables. The percentage ranges shown are target ranges only, and may change if deemed appropriate by Envestnet.  Additionally, the Investment Strategy section contains the benchmark indices for each Eligible Portfolio.  A summary of the referenced indices follows the mutual fund asset categories.

Eligible Portfolio	Annual Contract Fee Percentage	Target Allocations
PMC Select Portfolio – Conservative	0.90%	Large Cap Core	Large Cap Growth	Large Cap Value	Small Cap Core	Int’l Developed Markets	REITs	Long Bonds
		0%	7.5-17.5%	7.5-17.5%	5-15%	5-15%	0%	0%
Composition		Intermediate Bonds	Int’l Bonds	Short Muni	Intermediate Muni	Long Muni	High Yield	Cash
45% equity 55% fixed		48-58%	0%	0%	0%	0%	0%	0-7%

Investment Strategy:  Seeks to provide portfolio stability and current income with modest portfolio appreciation by investing in a combination of equity and fixed-income securities in similar weights.  This portfolio is designed for investors with a need for regular income in the form of dividends and interest, as well as some desire for modest growth from the stock portion of their portfolio.

Benchmark: 10% Russell 2000, 10% MSCI EAFE, 12.5% Russell 1000 Growth, 12.5% Russell 1000 Value, 55% Lehman Aggregate Bond.

Eligible Portfolio	Annual Contract Fee Percentage	Target Allocations
PMC Select Portfolio – Conservative Growth	1.00%	Large Cap Core	Large Cap Growth	Large Cap Value	Small Cap Core	Int’l Developed Markets	REITs	Long Bonds
		0%	12.5-22.5%	12.5-22.5%	5-15%	10-20%	0%	0%
Composition		Intermediate Bonds	Int’l Bonds	Short Muni	Intermediate Muni	Long Muni	High Yield	Cash
60% equity 40% fixed		33-43%	0%	0%	0%	0%	0%	0-7%

Investment Strategy:  Seeks to provide portfolio growth with current income by investing in a combination of equity and fixed-income securities in similar weights.  This portfolio is designed for investors who desire capital appreciation balanced with income and portfolio stability.

Benchmark: 10% Russell 2000, 15% MSCI EAFE, 17.5% Russell 1000 Growth, 17.5% Russell 1000 Value, 40% Lehman Aggregate Bond

Eligible Portfolio	Annual Contract Fee Percentage	Target Allocations
PMC Select Portfolio – Moderate	1.10%	Large Cap Core	Large Cap Growth	Large Cap Value	Small Cap Core	Int’l Developed Markets	REITs	Long Bonds
		0%	15-25%	15-25%	5-15%	15-25%	0%	0%
Composition		Intermediate Bonds	Int’l Bonds	Short Muni	Intermediate Muni	Long Muni	High Yield	Cash
70% equity 30% fixed		23-33%	0%	0%	0%	0%	0%	0-7%

Investment Strategy:  Seeks to provide long-term appreciation with moderate current income by investing in a combination of equity and fixed-income securities, with a greater weighting to equities.  This portfolio is designed for investors with a mid to long-term investment time horizon and willing to take on some risk in pursuit of better returns.

Benchmark: 10% Russell 2000, 20% MSCI EAFE, 20% Russell 1000 Growth, 20% Russell 1000 Value, 30% Lehman Aggregate Bond

Eligible Portfolio	Annual Contract Fee Percentage	Target Allocations
PMC Select Portfolio (with Municipals) Conservative	0.90%	Large Cap Core	Large Cap Growth	Large Cap Value	Small Cap Core	Int’l Developed Markets	REITs	Long Bonds
		0%	7.5-17.5%	7.5-17.5%	5-15%	5-15%	0%	0%
Composition		Intermediate Bonds	Int’l Bonds	Short Muni	Intermediate Muni	Long Muni	High Yield	Cash
45% equity 55% fixed		0%	0%	0%	0%	48-58%	0%	0-7%

Investment Strategy:  Seeks to provide portfolio stability and current income with modest portfolio appreciation by investing in a combination of equity and fixed-income securities in similar weights. This portfolio is designed for investors with a need for regular income in the form of dividends and interest, as well as some desire for modest growth from the stock portion of their portfolio. One of the primary reasons municipal bonds are considered separately from other types of bonds is their special ability to provide tax-exempt income. Interest paid by the issuer to bond holders is often exempt from all federal taxes, as well as state or local taxes depending on the state in which the issuer is located, subject to certain restrictions.  Therefore, for taxable accounts, it can be a tax advantage to invest in municipal bonds in lieu of core fixed income investments.

Benchmark: 10% Russell 2000, 10% MSCI EAFE, 12.5% Russell 1000 Growth, 12.5% Russell 1000 Value, 55% Lehman Muni Bond Composite

Eligible Portfolio	Annual Contract Fee Percentage	Target Allocations
PMC Select Portfolio (with Municipals) Conservative Growth	1.00%	Large Cap Core	Large Cap Growth	Large Cap Value	Small Cap Core	Int’l Developed Markets	REITs	Long Bonds
		0%	12.5-22.5%	12.5-22.5%	5-15%	1.-20%	0%	0%
Composition		Intermediate Bonds	Int’l Bonds	Short Muni	Intermediate Muni	Long Muni	High Yield	Cash
60% equity 40% fixed		0%	0%	0%	0%	33-43%	0%	0-7%

Investment Strategy:   Seeks to provide portfolio growth with current income by investing in a combination of equity and fixed-income securities in similar weights.  This portfolio is designed for investors who desire capital appreciation balanced with income and portfolio stability. One of the primary reasons municipal bonds are considered separately from other types of bonds is their special ability to provide tax-exempt income. Interest paid by the issuer to bond holders is often exempt from all federal taxes, as well as state or local taxes depending on the state in which the issuer is located, subject to certain restrictions.  Therefore, for taxable accounts, it can be a tax advantage to invest in municipal bonds in lieu of core fixed income investments.

Benchmark: 10% Russell 2000, 15% MSCI EAFE, 17.5% Russell 1000 Growth, 17.5% Russell 1000 Value, 40% Lehman Muni Bond Composite

Eligible Portfolio	Annual Contract Fee Percentage	Target Allocation
PMC Select Portfolio (with Municipals) – Moderate	1.10%	Large Cap Core	Large Cap Growth	Large Cap Value	Small Cap Core	Int’l Developed Markets	REITs	Long Bonds
		0%	15-25%	15-25%	5-15%	15-25%	0%	0%
Composition		Intermediate Bonds	Int’l Bonds	Short Muni	Intermediate Muni	Long Muni	High Yield	Cash
70% equity 30% fixed		0%	0%	0%	0%	23-33%	0%	0-7%

Investment Strategy:   Seeks to provide long-term appreciation with moderate current income by investing in a combination of equity and fixed-income securities, with a greater weighting to equities.  This portfolio is designed for investors with a mid to long-term investment time horizon and willing to take on some risk in pursuit of better returns. One of the primary reasons municipal bonds are considered separately from other types of bonds is their special ability to provide tax-exempt income. Interest paid by the issuer to bond holders is often exempt from all federal taxes, as well as state or local taxes depending on the state in which the issuer is located, subject to certain restrictions.  Therefore, for taxable accounts, it can be a tax advantage to invest in municipal bonds in lieu of core fixed income investments.

Benchmark: 10% Russell 2000, 20% MSCI EAFE, 20% Russell 1000 Growth, 20% Russell 1000 Value, 30% Lehman Muni Bond Composite

Eligible Portfolio	Annual Contract Fee Percentage	Target Allocations
PMC SIGMATM Mutual Fund Solution – Conservative	1.00%	Large Cap Core	Large Cap Growth	Large Cap Value	Small Cap Core	Int’l Developed Markets	REITs	Long Bonds
		10-20%	5-15%	0%	0-10%	5-15%	0-10%	5-15%
Composition		Intermediate Bonds	Int’l Bonds	Short Muni	Intermediate Muni	Long Muni	High Yield	Cash
45% equity 55% fixed		27-37%	0-10%	0%	0%	0%	0-10%	0-8%

Investment Strategy:   The PMC SIGMATM Mutual Fund Solution - Conservative portfolio is designed for investors who desire a globally diversified portfolio managed within well defined levels of risk. The assets in the portfolio are allocated in accordance with the target allocations shown above. The target allocations are designed to achieve the portfolio's long-term return objectives, while limiting portfolio volatility. Over time, actual allocations will vary due to market movements, contributions and withdrawals. The portfolio will periodically be rebalanced to maintain (approximately) the target allocations. The long-term objective of the portfolio is 2% growth plus inflation as measured by the Consumer Price Index after deduction of all management fees. The portfolio is managed with the goal of keeping long-term volatility levels, on average, at 45% of the volatility of the S&P 500. The portfolio's return objective does not represent an estimate of future returns. The actual returns and volatility of the portfolio may vary significantly from the objectives.

Benchmark: 10% MSCI EAFE, 35% Russell 3000, 55% Lehman Govt/Credit

Eligible Portfolio	Annual Contract Fee Percentage	Target Allocations
PMC SIGMATM Mutual Fund Solution – Conservative Growth	1.15%	Large Cap Core	Large Cap Growth	Large Cap Value	Small Cap Core	Int’l Developed Markets	REITs	Long Bonds
		15-25%	10-20%	0%	0-10%	10-20%	0-10%	0%
Composition		Intermediate Bonds	Int’l Bonds	Short Muni	Intermediate Muni	Long Muni	High Yield	Cash
60% equity 40% fixed		22-32%	0-10%	0%	0%	0%	0-10%	0-8%

Investment Strategy: The PMC SIGMATM Mutual Fund Solution - Conservative Growth portfolio is designed for investors who desire a globally diversified portfolio managed within well-defined levels of risk. The assets in the portfolio are allocated in accordance with the target allocations shown above. The target allocations are designed to achieve the portfolio's long term return objectives, while limiting portfolio volatility. Over time, actual allocations will vary due to market movements, contributions and withdrawals. The portfolio will periodically be rebalanced to maintain (approximately) the target allocations. The long-term objective of the portfolio is 3% growth plus inflation as measured by the Consumer Price Index after deduction of all management fees. The portfolio is managed with the goal of keeping long-term volatility levels, on average, at 60% of the volatility of the S&P 500. The portfolio's return objective does not represent an estimate of future returns. The actual returns and volatility of the portfolio may vary significantly from the objectives.

Benchmark: 15% MSCI EAFE, 45% Russell 3000, 40% Lehman Govt/Credit

Eligible Portfolio	Annual Contract Fee Percentage	Target Allocations
PMC SIGMATM Mutual Fund Solution – Moderate	1.30%	Large Cap Core	Large Cap Growth	Large Cap Value	Small Cap Core	Int’l Developed Markets	REITs	Long Bonds
		20-30%	10-20%	0%	0-10%	15-25%	0-10%	0%
Composition		Intermediate Bonds	Int’l Bonds	Short Muni	Intermediate Muni	Long Muni	High Yield	Cash
70% equity 30% fixed		12-22%	0-10%	0%	0%	0%	0-10%	0-8%

Investment Strategy:  The PMC  SIGMATM Mutual Fund Solution - Moderate portfolio is designed for investors who desire a globally diversified portfolio managed within well defined levels of risk. The assets in the portfolio are allocated in accordance with the target allocations shown above. The target allocations are designed to achieve the portfolio's long-term return objectives, while limiting portfolio volatility. Over time, actual allocations will vary due to market movements, contributions and withdrawals. The portfolio will periodically be rebalanced to maintain (approximately) the target allocations. The long-term objective of the portfolio is 4% growth plus inflation as measured by the Consumer Price Index after deduction of all management fees. The portfolio is managed with the goal of keeping long-term volatility levels, on average, at 70% of the volatility of the S&P 500. The portfolio's return objective does not represent an estimate of future returns. The actual returns and volatility of the portfolio may vary significantly from the objectives.

Benchmark: 20% MSCI EAFE, 50% Russell 3000, 30% Lehman Govt/Credit

Eligible Portfolio	Annual Contract Fee Percentage	Target Allocations
PMC SIGMATM Mutual Fund Solution (with Municipals) Conservative	1.00%	Large Cap Core	Large Cap Growth	Large Cap Value	Small Cap Core	Int’l Developed Markets	REITs	Long Bonds
		10-20%	5-15%	0%	0-10%	5-15%	0-10%	0%
Composition		Intermediate Bonds	Int’l Bonds	Short Muni	Intermediate Muni	Long Muni	High Yield	Cash
45% equity 55% fixed		0%	0%	2-12%	40-50%	0%	0%	0-8%

Investment Strategy:  The PMC SIGMATM Mutual Fund Solution - Conservative (with Municipals) portfolio is designed for investors who desire a globally diversified portfolio managed within well-defined levels of risk. The assets in the portfolio are allocated in accordance with the target allocations shown above. The target allocations are designed to achieve the portfolio's long-term return objectives, while limiting portfolio volatility. Over time, actual allocations will vary due to market movements, contributions and withdrawals. The portfolio will periodically be rebalanced to maintain (approximately) the target allocations. The long-term objective of the portfolio is 2% growth plus inflation as measured by the Consumer Price Index after deduction of all management fees. The portfolio is managed with the goal of keeping long-term volatility levels, on average, at 45% of the volatility of the S&P 500. The portfolio's return objective does not represent an estimate of future returns. The actual returns and volatility of the portfolio may vary significantly from the objectives.  One of the primary reasons municipal bonds are considered separately from other types of bonds is their special ability to provide tax-exempt income. Interest paid by the issuer (i.e., the municipality, state or local government) to bond holders is often exempt from all federal taxes, as well as state or local taxes depending on the state in which the issuer is located, subject to certain restrictions.  Therefore, for taxable accounts, it can be a tax advantage to invest in municipal bonds in lieu of core fixed income investments.

Benchmark: 10% MSCI EAFE, 55% Lehman Muni Bond Composite, 35% Russell 3000.

Eligible Portfolio	Annual Contract Fee Percentage	Target Allocations
PMC SIGMATM Mutual Fund Solution (with Municipals) – Conservative Growth	1.15%	Large Cap Core	Large Cap Growth	Large Cap Value	Small Cap Core	Int’l Developed Markets	REITs	Long Bonds
		15-25%	10-20%	0%	0-10%	10-20%	0-10%	0%
Composition		Intermediate Bonds	Int’l Bonds	Short Muni	Intermediate Muni	Long Muni	High Yield	Cash
60% equity 40% fixed		0%	0%	2-12%	25-35%	0%	0%	0-8%

Investment Strategy:  The PMC  SIGMATM Mutual Fund Solution - Conservative Growth (with Municipals) portfolio is designed for investors who desire a globally diversified portfolio managed within well-defined levels of risk. The assets in the portfolio are allocated in accordance with the target allocations shown above. The target allocations are designed to achieve the portfolio's long-term return objectives, while limiting portfolio volatility. Over time, actual allocations will vary due to market movements, contributions and withdrawals. The portfolio will periodically be rebalanced to maintain (approximately) the target allocations. The long-term objective of the portfolio is 3% growth plus inflation as measured by the Consumer Price Index after deduction of all management fees. The portfolio is managed with the goal of keeping long-term volatility levels, on average, at 60% of the volatility of the S&P 500. The portfolio's return objective does not represent an estimate of future returns. The actual returns and volatility of the portfolio may vary significantly from the objectives. One of the primary reasons municipal bonds are considered separately from other types of bonds is their special ability to provide tax-exempt income. Interest paid by the issuer (i.e., the municipality, state or local government) to bond holders is often exempt from all federal taxes, as well as state or local taxes depending on the state in which the issuer is located, subject to certain restrictions.  Therefore, for taxable accounts, it can be a tax advantage to invest in municipal bonds in lieu of core fixed income investments.

Benchmark: 10% MSCI EAFE, 55% Lehman Muni Bond Composite, 35% Russell 3000

Eligible Portfolio	Annual Contract Fee Percentage	Target Allocations
PMC SIGMATM Mutual Fund Solution (with Municipals) – Moderate	1.30%	Large Cap Core	Large Cap Growth	Large Cap Value	Small Cap Core	Int’l Developed Markets	REITs	Long Bonds
		20-30%	10-20%	0%	0-10%	15-25%	0-10%	0%
Composition		Intermediate Bonds	Int’l Bonds	Short Muni	Intermediate Muni	Long Muni	High Yield	Cash
70% equity 30% fixed		0%	0%	0%	22-32%	0%	0%	0-8%

Investment Strategy:   The PMC SIGMATM Mutual Fund Solution - Moderate (with Municipals) portfolio is designed for investors who desire a globally diversified portfolio managed within well-defined levels of risk. The assets in the portfolio are allocated in accordance with the target allocations shown above. The target allocations are designed to achieve the portfolio's long term return objectives, while limiting portfolio volatility. Over time, actual allocations will vary due to market movements, contributions and withdrawals. The portfolio will periodically be rebalanced to maintain (approximately) the target allocations. The long-term objective of the portfolio is 4% growth plus inflation as measured by the Consumer Price Index after deduction of all management fees. The portfolio is managed with the goal of keeping long-term volatility levels, on average, at 70% of the volatility of the S&P 500. The portfolio's return objective does not represent an estimate of future returns. The actual returns and volatility of the portfolio may vary significantly from the objectives. One of the primary reasons municipal bonds are considered separately from other types of bonds is their special ability to provide tax-exempt income. Interest paid by the issuer (i.e., the municipality, state or local government) to bond holders is often exempt from all federal taxes, as well as state or local taxes depending on the state in which the issuer is located, subject to certain restrictions.  Therefore, for taxable accounts, it can be a tax advantage to invest in municipal bonds in lieu of core fixed income investments.

Benchmark: 20% MSCI EAFE, 30% Lehman Muni Bond Composite, 50% Russell 3000

3.           The “How much is the Contract Fee?” subsection of “The Contract Fee” section is hereby deleted and replaced with the following:

How much is the Contract Fee?

The guaranteed maximum Contract Fee Percentage is an annual rate of 2.00% of your Guaranteed Lifetime Withdrawal Base, assessed quarterly.  The current Contract Fee Percentage depends on the Eligible Portfolio to which you allocate Your Account Value.  We assess a Contract Fee Percentage for the Eligible Portfolios that ranges from the annual rates of 0.90% to 1.30% of your Guaranteed Lifetime Withdrawal Base, assessed quarterly.  Once your Contract is issued, the Contract Fee Percentage associated with your Contract will not increase, except possibly, if you affirmatively elect the change of any terms and conditions, or if you have to go to the Minimum Account Value Eligible Portfolio and the Contract Fee Percentage is higher.  See “Terms and Conditions of the Contract” for information about terms and conditions.

The Contract Fee is in addition to any charges that are imposed in connection with advisory, custodial, platform and other services (including any fees charged by your advisor), or charges imposed by the mutual funds comprising Your Account.